UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒       Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
THRYV HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Letter to Stockholders
TO OUR STOCKHOLDERS:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Thryv Holdings, Inc., which is our first annual meeting of stockholders as a public company and which will be held virtually at https://www.virtualshareholdermeeting.com/THRY2021 on June 9, 2021 at 10 a.m. Central Time. Due to COVID-19, the Annual Meeting will be held in a virtual meeting format only and you will not be able to attend in person. Instructions for accessing the virtual meeting platform online are included in the proxy statement for this meeting.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement, our annual report, and proxy card.
Your vote is important. Whether or not you plan to attend the Annual Meeting virtually, please cast your vote as soon as possible by Internet, telephone or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend virtually. Returning the proxy does not affect your right to attend the Annual Meeting virtually or to vote your shares virtually during the Annual Meeting.
Sincerely,

Lesley Bolger
VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2021. THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT https://www.virtualshareholdermeeting.com/THRY2021.

2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261
TIME AND DATE:	June 9, 2021 at 10 a.m. Central Time

PLACE:
Our Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast, a format designed to increase stockholder access, reduce the environmental impact of a physical meeting, save Thryv and our stockholders time and money and, during the current global pandemic, ensure the safety of participants. In addition to online attendance, this format provides stockholders with the opportunity to hear all portions of the official meeting, submit written questions during the meeting, and vote online during the open poll section of the meeting. You are invited to attend the live webcast of our meeting, vote your shares and submit questions at www.virtualshareholdermeeting.com/THRY2021. To join the meeting, you will need the 16-digit control number that is printed on your Notice Regarding the Availability of Proxy Materials (“Notice”). When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 9:45 a.m., Central Time, on June 9, 2021. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information.

ITEMS OF BUSINESS:	1.
Elect three Class I directors of Thryv Holdings, Inc., each to serve a three-year term expiring at the 2024 annual meeting of stockholders and until such director’s successor is duly elected and qualified.

	2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
	3.	Approve, on a non-binding advisory basis, the compensation of our named executive officers.
	4.	Select, on a non-binding advisory basis, whether future advisory votes on the compensation paid by us to our named executive officers should be held every one, two, or three years.
	5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE:	Only stockholders of record at the close of business on April 13, 2021 are entitled to notice of, and to attend and vote at, the Annual Meeting and any adjournments or postponements thereof.

PROXY VOTING:
On or about April 28, 2021, we will mail to stockholders of record as of the Record Date (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice with instructions for accessing our proxy materials and voting instructions over the Internet, by telephone, or by mail. We expect that our proxy statement and other proxy materials will be available to stockholders on this same date. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

This Notice of the Annual Meeting, proxy statement, and form of proxy are being first distributed and made available to stockholders on or about April 28, 2021.
WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE OR REQUEST AND SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
By Order of the Board of Directors,

Lesley Bolger
VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary
April 28, 2021

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of Thryv Holdings, Inc. for use at our 2021 Annual Meeting of Stockholders, or Annual Meeting, to be held virtually at www.virtualshareholdermeeting.com/THRY2021 on June 9, 2021 at 10 a.m. Central Time, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting, or Proxy Statement, and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 28, 2021. An annual report for the fiscal year ended December 31, 2020 is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials. In this Proxy Statement, we refer to Thryv Holdings, Inc. as “Thryv,” “Company,” “we,” or “us.” References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission, or SEC, rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.
GENERAL INFORMATION ABOUT THE MEETING
PURPOSE OF THE ANNUAL MEETING
You are receiving this Proxy Statement because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
RECORD DATE; QUORUM
Only holders of record of our common stock at the close of business on April 13, 2021, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 33,127,667 shares of common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters, at 2200 West Airfield Drive, DFW Airport TX 75261. If, due to COVID-19, our headquarters are closed during the ten days prior to the Annual Meeting, a stockholder may send a written request to our VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary at 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas, 75261, and we will arrange a way for the stockholder to inspect the list.
The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.
VOTING RIGHTS; REQUIRED VOTE
In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the Internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL”, “WITHHOLD ALL”, or vote “FOR ALL EXCEPT” one or more of the nominees you specify. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. The compensation of our named executive officers will be approved by non-binding advisory vote by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. The non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers will provide stockholders with the opportunity to choose among four options with respect to this proposal. You may vote for holding the non-binding advisory vote to approve the compensation of our named executive officers every “1 YEAR,” “2 YEARS,” “3 YEARS,” or vote for “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be the outcome of the non-binding advisory vote of our stockholders.
RECOMMENDATIONS OF OUR BOARD OF DIRECTORS ON EACH OF THE PROPOSALS SCHEDULED TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL		BOARD RECOMMENDATION
PROPOSAL 1	The election of the Class I directors named in this Proxy Statement	For All Nominees
PROPOSAL 2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	For
PROPOSAL 3	Non-binding advisory vote on the compensation of our named executive officers	For
PROPOSAL 4	To hold future non-binding advisory votes on the compensation of our named executive officers every “1 YEAR”	For Every “1 Year”
ABSTENTIONS; BROKER NON-VOTES
Abstentions occur when shares present at the Annual Meeting are marked “Abstain.” Under Delaware law, abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions are considered shares present and entitled to vote on Proposal No. 2 and Proposal No. 3, and, thus, will have the same effect as a vote “Against” Proposal No. 2 and Proposal No. 3. At the Annual Meeting, withhold votes will have no effect on Proposal No. 1 and abstentions will have no effect on Proposal No. 4.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. Under Delaware law, broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum is present. However, brokers have limited discretionary authority to vote shares that are beneficially owned. While a broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only Proposal No. 2 is considered a routine matter and brokers have discretionary authority to vote shares that are beneficially owned on Proposal No. 2. If a broker chooses not to vote shares for or against Proposal No. 2, it would have the same effect as a vote “Against” Proposal No. 2. The other proposals presented at the Annual Meeting are non-routine matters and therefore broker non-votes are not deemed to be shares entitled to vote on and will have no effect on Proposal No. 1, Proposal No. 3 and Proposal No. 4.
VOTING INSTRUCTIONS; VOTING OF PROXIES
VOTE BY INTERNET AT THE ANNUAL MEETING	VOTE BY TELEPHONE OR INTERNET	VOTE BY MAIL
You may vote via the virtual meeting website—any stockholder can attend the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/
THRY2021, where stockholders may vote and submit questions during the meeting. The meeting starts at 10 a.m. Central Time. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.
You may vote by telephone or through the Internet—in order to do so, please follow the instructions shown on your proxy card.
You may vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign, and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your completed, signed, and dated proxy card must be received prior to the Annual Meeting.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on June 8, 2021. Submitting your proxy, whether by telephone, through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote at the Annual Meeting should you decide to attend the Annual Meeting virtually. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the Internet, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card you received to ensure that all of your shares are voted.
We recommend that you vote your shares in advance of the meeting as instructed above, even if you plan to attend the Annual Meeting virtually.

REVOCABILITY OF PROXIES
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•	delivering to our VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary by mail a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the Internet; or
•	attending virtually and voting during the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
EXPENSES OF SOLICITING PROXIES
We will pay the expenses of soliciting proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees, and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.
VOTING RESULTS
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

CORPORATE GOVERNANCE
Since our direct listing on October 1, 2020, we have been committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
INDEPENDENCE OF DIRECTORS
The listing rules of the Nasdaq Stock Market LLC, or Nasdaq, generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of our audit, compensation, and nominating and corporate governance committees be independent.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Jason Mudrick, Amer Akhtar, Bonnie Kintzer, Ryan O’Hara, John Slater, Lauren Vaccarello and Heather Zynczak do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them.
BOARD LEADERSHIP STRUCTURE
Though our board of directors has no formal policy with respect to the separation of the offices of Chairman and the Chief Executive Officer, currently, the roles are separate with Jason Mudrick serving as Chairman of our board of directors and Joseph Walsh serving as our Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of our Company and sets the agenda for board of directors meetings, while the Chairman provides guidance to the Chief Executive Officer, and presides over meetings of the full board of directors . We believe that separation of the positions of the Chairman and Chief Executive Officer reinforces the independence of our board of directors in its oversight of the business and affairs of our Company. We believe that the leadership structure of our board of directors is appropriate and enhances its ability to effectively carry out its roles and responsibilities on behalf of our stockholders.
COMMITTEES OF OUR BOARD OF DIRECTORS
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below.

Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available, without charge, upon request in writing to Thryv Holdings, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport TX 75261, Attn: VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary, or in the “Investor Relations” section of our website, which is located at https://investor.thryv.com. Directors serve on these committees until their resignations or until otherwise determined by our board of directors.
AUDIT COMMITTEE
The primary purposes of our audit committee are to assist the Board’s oversight of:
•	audits of our financial statements;
•	the integrity of our financial statements;
•	our process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;
•	the qualifications, engagement, compensation, independence, and performance of our independent auditor; and
•	the performance of our internal audit function.
Our audit committee consists of Mr. Akhtar, Mr. Slater and Ms. Zynczak, with Mr. Slater serving as chair of the audit committee. Each of Mr. Slater and Ms. Zynczak qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. Our board of directors has affirmatively determined that Mr. Akhtar, Mr. Slater and Ms. Zynczak meet the definition of an “independent director” for the purposes of serving on the audit committee under applicable Nasdaq rules and Rule 10A-3 under the Exchange Act. We intend to comply with these independence requirements for all members of the audit committee within the time periods specified under such rules. Our audit committee is governed by a charter that complies with the Nasdaq listing rules.
COMPENSATION COMMITTEE
The primary purposes of our compensation committee are to assist the board of directors in overseeing our management compensation policies and practices, including:
•	determining and approving the compensation of our executive officers; and
•	producing an annual report regarding the Compensation Discussion and Analysis included in the Company's proxy statement and annual report on Form 10-K.
Our compensation committee consists of Ms. Kintzer, Mr. Mudrick and Mr. Slater, with Ms. Kintzer serving as chair of the compensation committee. Each member of the compensation committee qualifies as an independent director under the Nasdaq listing rules for the purposes of serving on our compensation committee. Our compensation committee is governed by a charter that complies with the rules of Nasdaq.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The primary purposes of our nominating and corporate governance committee are:
•	making recommendations to the board of directors regarding nomination of individuals as members of the board of directors and its committees;
•	assisting the board of directors with identifying individuals qualified to become board of directors members; and
•	determining corporate governance practices and related matters.
Our nominating and corporate governance committee consists of Mr. Mudrick, Mr. O’Hara and Ms. Vaccarello, with Mr. O’Hara serving as chair of the nominating and corporate governance committee. The nominating and corporate governance committee is governed by a charter that complies with the rules of Nasdaq.

OUR BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT
Our board of directors has primary responsibility for the oversight of our risk management and, either as a whole or through the audit committee, discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. This risk oversight process includes the audit committee of the board of directors (i) identifying major risk areas and (ii) presenting such exposure to the board of directors to assess our risk identification, risk management and mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.
At each regular meeting of the audit committee of our board of directors, of which there were six in 2020, our management provides reports relating to existing and emerging risks at our Company, including, as appropriate, risk assessments, cyber and data security risks, privacy updates and any security incidents. The Company’s internal Governance, Risk, Ethics and Compliance Committee also meets quarterly to discuss cyber and data security risks.
BOARD AND COMMITTEE MEETINGS AND ATTENDANCE
Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During fiscal year 2020, our board of directors met six times, the audit committee met six times, the compensation committee met four times and the nominating and corporate governance committee met one time. During fiscal 2020, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served.
BOARD ATTENDANCE AT ANNUAL STOCKHOLDERS’ MEETING
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. We completed our direct listing in October 2020 and this 2021 Annual Meeting is our first annual meeting.
COMMUNICATION WITH DIRECTORS
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors, or a specific member of our board of directors (including our chairperson or lead independent director, if any) may do so by letters addressed to the attention of our VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary.
All communications are reviewed by the VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening, or otherwise inappropriate materials, and other routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Thryv Holdings, Inc.
2200 West Airfield Drive
P.O. Box 619810,
DFW Airport TX 75261,
Attn: VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary
CODE OF ETHICS AND BUSINESS CONDUCT
We have adopted a Code of Ethics and Business Conduct that applies to all our employees and the members of our board of directors. Our Code of Ethics and Business Conduct is posted on the “Investors” section of our website, which is located at https://investor.thryv.com under “Governance Documents” in the “Governance” section of our website. We intend to satisfy the disclosure requirements regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information on our website at the address and location specified above.

CORPORATE SOCIAL RESPONSIBILITY
Our culture is shaped by our core values, which are as follows:
•	Client Devoted
•	DONE3
•	Act Like You Own the Place
•	Invest in Our People
•	Under Promise, Over Deliver
•	Making Money is a Bi-Product of Helping People
•	Think Long-Term; Act with Passion and Integrity
As part of our core value of “investing in our people”, we support various initiatives. We strive to ensure our work environment reflects diversity, fairness and meritocracy. Our Diversity and Inclusion Council provides a voice for our diverse employees to share insights, communicate with leadership, and generate ideas and actions to enhance and impact diversity at the Company. The Diversity and Inclusion Council plans and sponsors events to celebrate diversity and inclusion and create opportunities for networking and mentorship within diverse groups.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
NOMINATION TO THE BOARD OF DIRECTORS
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our fourth amended and restated certificate of incorporation and second amended and restated bylaws, and the criteria established by the committee regarding director candidate qualifications. The nominating and corporate governance committee is responsible for identifying, screening and recommending candidates to the entire board of directors for membership. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
In accordance with the terms of our amended and restated stockholders’ agreement, as described below under “Certain Relationships and Related Party Transactions”, at the time of our direct listing in October 2020, Amer Akhtar, Jason Mudrick, Ryan O’Hara, Lauren Vaccarello and Heather Zynczak were nominated for election to the board of directors by certain entities affiliated with Mudrick Capital Management, L.P., Bonnie Kintzer was nominated by GoldenTree Asset Management LP and John Slater was nominated by Paulson & Co. Inc. As described further in this Proxy Statement, our board of directors has re-nominated Mr. Akhtar and Mses. Kintzer and Vaccarello for re-election at the 2021 Annual Meeting.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Additional Information—Stockholder Proposals to Be Presented at Next Annual Meeting.”
DIRECTOR QUALIFICATIONS; DIVERSITY
The nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members of the board of directors), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors. The nominating and corporate governance committee and the board of directors will take into account the nature of and time involved in a director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current directors and making its recommendations to the Company’s stockholders.
The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience. Our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, to be in our Company’s and stockholders’ best interests.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of eight directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at the Annual Meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2022 and 2023, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the three Class I nominees named below, each of whom is currently serving as a director in Class I, be elected as a Class I director for a three-year term expiring at the 2024 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected.
Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes for the election of directors.
NOMINEES TO OUR BOARD OF DIRECTORS
The nominees and their ages, occupations, and length of service on our board of directors as of the date of this proxy statement, are provided below.
Amer Akhtar
Mr. Akhtar, age 51, has served as a director since September 2020. Mr. Akhtar has served as the Chief Executive Officer of Celential.ai Inc., a venture-funded provider of AI-based recruiting solutions since January 2020. From April 2019 to October 2019, Mr. Akhtar served as the Chief Revenue Officer of DeepMap Inc., a high definition mapping software provider for autonomous driving. From April 2016 to March 2019, Mr. Akhtar was the Chief Operating Officer, Head of U.S. and advisor to the CEO of XPT Inc., or XPT, a division of the electric vehicle company NIO, Inc. Prior to joining XPT, from November 2014 to April 2016, Mr. Akhtar was VP and General Manager of Yahoo Small Business, a technology business focused on e-commerce and online presence. Mr. Akhtar has also served as a board member of Zeuss Inc. from 2014 to 2019 and as an advisory board member of PayActiv Inc., a financial wellness platform, since 2014. Mr. Akhtar also spent almost a decade at Automatic Data Processing, Inc., or ADP, including from 2009 to 2013, in which he was Managing Director and Country President for ADP in Shanghai, China. Mr. Akhtar graduated from Amos Tuck School of Business at Dartmouth College. We believe that Mr. Akhtar is qualified to serve on our board of directors because of his technology and software expertise, and his deep experience with small and medium sized businesses (SMBs).
Bonnie Kintzer
Ms. Kintzer, age 59, has served as a director since September 2020. Ms. Kintzer has served as the President and Chief Executive Officer of Trusted Media Brands, Inc., a media and direct marketing company since April 2014. Ms. Kintzer has also served as a director of Trusted Media Brands, Inc. since April 2014. Previously, Ms. Kintzer served as Chief Executive Officer for Women’s Marketing Inc., from April 2010 to March 2014, where she also served as a director from September 2009 to December 2015. Ms. Kintzer has served as Chairperson of the Reader’s Digest Foundation and of the 40 Million Story Campaign for United Through Reading. Ms. Kintzer also serves as a member of the board of directors for the Children’s Learning Center of Fairfield County and is Vice Chair of the MPA – The Association of Magazine Media. Ms. Kintzer holds a Master of Business Administration from Harvard Business School and a Bachelor of Arts degree from Clark University. We believe that Ms. Kintzer is qualified to serve on our board of directors due to her relevant leadership experience in the digital marketing arena, and, more specifically, with the rebranding of the Reader’s Digest Association into a digital-first company.

Lauren Vaccarello
Ms. Vaccarello, age 37, has served as a director since September 2020. Ms. Vaccarello has served as the Chief Marketing Officer of Talend S.A., a data integration and data integrity company since July 2019. Previously, Ms. Vaccarello served as the Vice President of Customer Engagement and Vice President of Marketing at Box, Inc., a cloud content management company, from July 2015 to October 2018. From August 2014 to July 2015, Ms. Vaccarello served as the Senior Vice President of Marketing of Sysomos Inc. Ms. Vaccarello has also held executive leadership roles at the AdRoll Group and Salesforce.com, Inc. Ms. Vaccarello has served as a director of SalesHood Inc. since July 2019. Ms. Vaccarello holds a Bachelor of Science degree in Marketing from Emerson College. We believe that Ms. Vaccarello is qualified to serve on our board of directors because of her expertise in digital marketing and her success in growing several SaaS companies.
CONTINUING DIRECTORS
The directors who are serving for terms that end after the Annual Meeting and their ages, occupations, and length of service on our board of directors as of the date of this proxy statement are provided below.
Joseph A. Walsh
Mr. Walsh, age 58, is our Chief Executive Officer, President and Director since October 2014. Mr. Walsh also serves as the Chief Executive Officer and Chairman of Walsh Partners, a private company focused on investments and advisory services, from January 2012 and has served as the Chairman of Cambium Learning Group, a leading educational technology company, from June 2012 to December 2018. Mr. Walsh also previously served as President and CEO of Yellowbook, Inc. We believe Mr. Walsh is qualified to serve on our board of directors because he brings a wealth of leadership experience, particularly in the areas of SaaS software, SMB marketing and strategic direction, and because of the operational expertise and continuity that he brings to our board of directors as our Chief Executive Officer and President.
Jason Mudrick
Mr. Mudrick, age 46, has served as Chairman and director since July 2016. Mr. Mudrick is the founder and Chief Investment Officer of Mudrick Capital, an investment firm that specializes in long and short investments in distressed credit. Mudrick Capital was founded in 2009. Before founding Mudrick Capital, Mr. Mudrick served as Managing Director and Portfolio Manager of the Contrarian Equity Fund, a fund specializing in post-restructured equities. Mr. Mudrick has previously served on multiple creditors’ committees and boards of directors for several public and privately-held companies, including Safety-Kleen Holdings, Inc., Integrated Alarm Services Group, Inc., Salton, Inc., Rotech Healthcare, Inc., NJOY Holdings, Inc., Corporate Risk Holdings, Fieldwood Energy Inc., Proenza Schouler Holdings, Inc. and cxLoyalty Group, Inc. Mr. Mudrick holds his Bachelor of Arts degree in Political Science from the University of Chicago and his Juris Doctorate from Harvard Law School. We believe that Mr. Mudrick is qualified to serve on our board of directors because of his financial sophistication, capital market expertise, and extensive experience serving as a director of, and investing in, a number of privately and publicly held companies.
Ryan O’Hara
Mr. O’Hara, age 52, has served as a director since September 2020. Mr. O’Hara has served as an advisor to Apollo Global Management in the technology and media sectors since January 2020. From June to December 2019, Mr. O’Hara served as the Chief Executive Officer of Shutterfly, Inc., where he also served as a director from June to October 2019. Previously, from January 2015 to June 2019, Mr. O’Hara served as the Chief Executive Officer of Move Inc./Realtor.com. Mr. O’Hara has also served as a board member on the board of REA Group Limited from June 2017 to April 2019. Prior to 2015, Mr. O’Hara also served in senior management roles at the Madison Square Garden Company and Gemstar–TV Guide International, Inc., and worked at Nestlé S.A., Fox Cable Networks, British Sky Broadcasting Group, or BSkyB, and PricewaterhouseCoopers LLP. Mr. O’Hara currently serves on the advisory council for the Stanford University Center on Longevity. Mr. O’Hara holds a Bachelor of Arts degree in Economics from Stanford University, a Master of Business Administration from Harvard Business School and the Director Certificate from Harvard Business School. We believe Mr. O’Hara is qualified to serve on our board of directors because of his significant experience with technology and recurring revenue models, and his deep experience serving on the board of directors of both public and private companies.

John Slater
Mr. Slater, age 48, has served as a director since July 2016. Mr. Slater previously served on our board of directors from 2013 to 2015. Mr. Slater served as Managing Director, Head of Credit at GPI Capital L.P from 2019 to 2021. From 2009 to November 2019, Mr. Slater was a partner at Paulson, focusing on investments in the media, telecom and technology sectors. He continues to provide services to Paulson. Prior to Paulson, Mr. Slater served as Vice President at Lehman Brothers Holdings, Inc. in the Global Trading Strategies Group and as a senior director of finance at NextSet Software, Inc. Mr. Slater holds both his Bachelor and Master of Arts degrees from the University of Cambridge and his Master of Business Administration from INSEAD, France. We believe Mr. Slater is qualified to serve on our board of directors because of his extensive background in accounting, technology sector investing and operations, and capital markets, and his board level experience.
Heather Zynczak
Ms. Zynczak, age 49, has served as a director since September 2020. Ms. Zynczak has served as the Chief Marketing Officer of Pluralsight, Inc., a technology learning platform for enterprises since August 2016. Previously, Ms. Zynczak served as the Chief Marketing Officer of Domo Inc., a cloud operating system for businesses, from 2012 to 2016. Previously, Ms. Zynczak also held executive positions at enterprise technology companies, including SAP SE and Oracle Corporation, and she served as a business consultant for Accenture plc, The Boston Consulting Group and Booz Allen Hamilton Inc. Ms. Zynczak has served as a director of SaltStack, Inc. since October 2018, and a director of ExpertVoice, Demandbase and Digital Transformation Opportunities since March 2021. Ms. Zynczak holds a Bachelor of Business Administration degree in Finance from The University of Texas at Austin and holds a Master of Business Administration from The Wharton School at the University of Pennsylvania. We believe that Ms. Zynczak is qualified to serve on our board of directors because of her substantial digital marketing and technology experience, including key roles in building successful SaaS companies, and her board level experience.
NON-EMPLOYEE DIRECTOR COMPENSATION
Our non-employee directors receive an annual retainer for board and committee service of $100,000, and each committee chairman receives an additional fee of $20,000.
Annual cash director retainers are paid on a quarterly basis at the beginning of each quarter and include board of directors and committee chair fees.
Mr. Walsh, our President and Chief Executive Officer, is not included in this table and does not receive compensation for his services as a director. See “Compensation Tables - Summary Compensation Table” for a discussion of the compensation earned by Mr. Walsh during fiscal year 2020.
Director Compensation - Fiscal Year 2020
Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)	All Other Compensation ($)	Total ($)
Amer Akhtar(1)	33,333	384,248	—	417,581
Bonnie Kintzer(1)	40,000	384,248	—	424,248
Jason Mudrick(2)	67,500	384,248	—	451,748
Ryan O’Hara(1)	40,000	384,248	—	424,248
John Slater	116,667	384,248	—	500,915
Lauren Vaccarello(1)	33,333	384,248	—	417,581
Heather Zynczak(1)	33,333	384,248	—	417,581
Scott Galloway(3)	76,667	4,301	—	80,968
Peter Glusker(3)	76,667	4,301	—	80,968
Scott Kasen(3)	76,667	2,516	—	79,183
Brian Kushner(3)	76,667	2,516	—	79,183
Ross Levinsohn(3)	76,667	4,301	—	80,968
(1)
Messrs. Akhtar and O’Hara and Mses. Kintzer, Vaccarello and Zynczak were appointed to our board of directors effective September 1, 2020. Cash amounts reflect the prorated annual retainer for board service and annual committee chair fees for September through December 2020. Stock option awards represent 55,556 stock options granted on October 15, 2020. The $384,248 amount for each director represents the grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718.

(2)
At his request, Mr. Mudrick, the founder and Chief Investment Officer at Mudrick Capital, our largest stockholder, elected to receive half of his cash director fees for the period of January 2020 through September 2020. Beginning October 1, 2020, Mr. Mudrick receives the entire amount of non-employee director cash fees. Stock option awards represent 55,556 stock options granted on October 15, 2020. The $384,248 amount represents the grant date fair value of the stock options, computed in accordance with FASB ASC Topic 718.

(3)
Messrs. Galloway, Glusker, Kasen, Kushner and Levinsohn each stepped down from our board of directors effective August 31, 2020. Cash amounts reflect the prorated annual retainer for board service and annual committee chair fees for January through August 2020. We did not grant stock option awards to Messrs. Galloway, Glusker, Kasen, Kushner and Levinsohn in fiscal year 2020. Amounts included for 2020 stock option awards reflect the incremental fair value of modified options, computed in accordance with FASB ASC Topic 718.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF THE CLASS I DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2021 and recommends that stockholders vote for ratification of such selection. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and voting affirmatively or negatively on the proposal. In the event that Ernst & Young LLP is not ratified by our stockholders, the audit committee will review its future selection of Ernst & Young LLP as our independent registered public accounting firm.
Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2020. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP has served as our independent registered public accounting firm since 2013.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Ernst & Young LLP will periodically rotate the individuals who are responsible for our audit.
During the fiscal years ended December 31, 2019 and 2020, aggregate fees for services and related expenses provided by Ernst & Young LLP were as follows:
	FISCAL YEAR ENDED DECEMBER 31, 2019 ($ thousands)	FISCAL YEAR ENDED DECEMBER 31, 2020 ($ thousands)
AUDIT FEES(1)	$2,705	$3,617
AUDIT-RELATED FEES(2)	—	164
TAX FEES(3)		—
ALL OTHER FEES(4)	2	2
TOTAL FEES	$2,707	$3,783
(1)
“Audit fees” include fees billed for professional services rendered for the non-integrated audit of our annual consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, consents, and services that are normally provided by Ernst and Young LLP in connection with regulatory filings or requirements. Audit fees also include accounting consultations and research related to the non-integrated audit.

(2)
“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These include services related to the preparation for compliance with section 404 of the Sarbanes-Oxley Act of 2002 and accounting matters in connection with acquisitions.

(3)	“Tax fees” include fees billed for tax compliance, consultation and planning services
(4)	“All other fees” includes fees billed for publications and online subscriptions.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm, and the fees for the services to be performed. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

REPORT OF THE AUDIT COMMITTEE
The purpose of our audit committee is to assist our board of directors with oversight of (i) the integrity of the Company’s financial statements, (ii) compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, and (iv) the performance of the Company’s independent auditor and internal audit function. Our audit committee’s principal responsibility is one of oversight. Our management is responsible for determining that our financial statements are complete, accurate, and in accordance with generally accepted accounting principles and establishing satisfactory internal control over financial reporting. The independent auditor is responsible for auditing our financial statements and the effectiveness of our internal control over financial reporting. Our internal and outside counsel are responsible for assuring compliance with laws and regulations and our corporate governance policies.
In the performance of its oversight function, our audit committee has:
•	reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2020 with management and Ernst & Young LLP;
•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our audit committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on these reviews and discussions, we recommended to our board of directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 25, 2021.
THE AUDIT COMMITTEE
Amer Akhtar
John Slater
Heather Zynczak

EXECUTIVE OFFICERS
The names of our executive officers, their ages as of the date of this proxy statement and their positions are shown below.
NAME	AGE	POSITION
EXECUTIVE OFFICERS:
JOSEPH A. WALSH	58	Chief Executive Officer, President and Director
PAUL D. ROUSE	62	Chief Financial Officer and Executive Vice President
GORDON HENRY	60	Chief Strategy Officer and Executive Vice President
JAMES MCCUSKER	58	Chief Revenue Officer and Executive Vice President
JOHN WHOLEY	56	Chief Operations & Information Officer and Executive Vice President
LESLEY BOLGER	42	VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary
Our board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers. The biographical information for our Chief Executive Officer, Mr. Joseph Walsh, is provided above under “Continuing Directors”.
Paul D. Rouse
Mr. Rouse is our Chief Financial Officer, Executive Vice President and Treasurer since November 2014. Mr. Rouse previously served as the Chief Financial Officer for Apple and Eve, LLC from March 2012 to October 2014. Prior to joining Apple and Eve, LLC, Mr. Rouse was the Vice President of Finance, Corporate and Business Development and Treasurer of Yellowbook, Inc. Mr. Rouse graduated from Long Island University with a Bachelor of Science degree in Accounting.
Gordon Henry
Mr. Henry is our Chief Strategy Officer and Executive Vice President since September 2019. Mr. Henry previously served as our Chief Marketing Officer and Executive Vice President from October 2014 to September 2019. Mr. Henry also previously served as Head of Mergers and Acquisition and Corporate Consulting for Walsh Partners from January 2014 to September 2014. Prior to his tenure at Walsh Partners, Mr. Henry served as Vice President and General Manager at Deluxe Corp. and Chief Marketing Officer for Yellowbook, Inc. Mr. Henry received his Bachelor of Arts from Yale University and his MBA from the Wharton School at the University of Pennsylvania.
James McCusker
Mr. McCusker is our Chief Revenue Officer and Executive Vice President since September 2015. Mr. McCusker previously served as our Vice President of Expansion Channel Sales from May 2015 to September 2015. Before joining Thryv, Mr. McCusker was Chief Sales Officer at eLocal.com from October 2014 to May 2015 and President and Chief Sales Officer of hibu, Inc. (“hibu”), formerly Yellowbook, Inc., from April 2012 to March 2013. Mr. McCusker also previously served various roles at Yellowbook, Inc., including Chief of Sales and Vice President of Sales. Mr. McCusker received his bachelor’s degree in Business Administration from LaSalle University.
John Wholey
Mr. Wholey is our Chief Operations & Information Officer and Executive Vice President since January 2015. Prior to that role, Mr. Wholey previously served as an advisor to the Company from November 2014 to January 2015. Mr. Wholey previously served as Vice President/Head of Contact Centers in the U.S. and U.K. for hibu and its predecessor, Yellowbook, Inc. from February 2000 to October 2014. Mr. Wholey received his bachelor’s degree in Industrial Engineering from Worcester Polytechnic Institute and his Master of Business Administration in Finance from Drexel University.

Lesley Bolger
Ms. Bolger is our Vice President of Corporate Counsel, since March 2020, and our Chief Compliance Officer and Secretary since June 2019. Ms. Bolger previously served as our Assistant Vice President of Corporate Counsel since June 2019, as our Assistant General Counsel from July 2017 to June 2019 and as our Senior Counsel from December 2006 to July 2017. Ms. Bolger received her Bachelor of Arts degree in Finance, her Master of Business Administration and her Juris Doctorate from Texas Tech University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth, as of April 13, 2021, certain information with respect to the beneficial ownership of our common stock for each of our executive officers, each of our directors, all of our directors and executive officers as a group and each person we know to be the beneficial owner of more than 5% of our common stock.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of April 13, 2021. Shares of common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. The percentage of beneficial ownership for the following table is based on total shares of common stock outstanding as of April 13, 2021.

The business address of each beneficial owner is c/o Thryv Holdings, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas, 75261, unless otherwise indicated below.
Name of Beneficial Owner	Number of Shares	Shares that may be Acquired within 60 Days	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
5% Stockholders:
Affiliates of Mudrick(1)	17,317,371	20,242	17,337,613	52.3%
Affiliates of GoldenTree(2)	4,486,646	—	4,486,646	13.5%
Affiliates of Paulson(3)	2,901,135	—	2,901,135	8.8%
Yosemite Sellers Representative LLC (“Yosemite”)(4)	1,804,715	—	1,804,715	5.8%
Named Executive Officers and Directors:
Joseph A. Walsh(5)	1,886,934	92,593	1,979,527	6.0%
Paul D. Rouse(6)	25,000	137,521	162,521	*
Gordon Henry(7)	—	162,521	162,521	*
James McCusker(8)	—	162,521	162,521	*
John Wholey(9)	100,000	62,521	162,521	*
Jason Mudrick(10)	17,317,371	20,242	17,337,613	52.3%
Amer Akhtar	—	—	—	—
Bonnie Kintzer	—	—	—	—
Ryan O’Hara	—	—	—	—
John Slater	—	—	—	—
Lauren Vaccarello	—	—	—	—
Heather Zynczak	—	—	—	—
Directors and Executive Officers as a Group (13 persons)(11)	19,329,405	658,062	19,987,467	59.2%
*	Represents beneficial ownership of less than 1% of total shares of common stock outstanding.
(1)
Consists of 1,576,873 shares of common stock and 2,195 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021 held of record by Blackwell Partners LLC Series A, 2,078,864 shares of common stock and 2,504 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021 held of record by Boston Patriot Batterymarch St. LLC, 976,871 shares of common stock held of record by Mercer QIF Fund PLC, 1,825,561 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund II, L.P., 1,818,330 shares of common stock and 1,150 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021 held of record by Mudrick Distressed Opportunity Drawdown Fund, L.P., 4,032,551 shares of common stock and 8,836 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021 held of record by Mudrick Distressed Opportunity Fund Global, L.P., 426,126 shares of common stock and 762 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021 held of record by Mudrick Distressed Opportunity Specialty Fund, L.P., 393,159 shares of common stock and 4,795 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021 held of record by P. Mudrick LTD, 582,593 shares of common stock held of record by Trustees of Grinnell College, 128,825 shares of common stock held of record by Verto Direct Opportunity GP, LLC, 3,477,258 shares of common stock held of record by Verto Direct Opportunity II, L.P. Jason Mudrick is the founder, general partner and Chief Investment Officer of Mudrick Capital. Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares of the common stock held of record by any other entity or individual explicitly named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Mudrick Capital Management, L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.

(2)
Based on the Form 4 dated February 19, 2021, GoldenTree Asset Management LP (“GTAM LP”) and GoldenTree Asset Management LLC (“GTAM LLC”) sold 5,300 shares on February 17, 2021 and currently hold 4,486,646 shares of the Company. The shares are beneficially owned by certain funds and accounts (the “GTAM Funds”) that are managed by GTAM LP. GTAM LLC is the General Partner of GTAM LP. Steven A. Tananbaum is the Sole Managing Member of GTAM LLC. GTAM LP has discretionary authority to trade the shares and make voting and investment decisions relating to such shares via an investment management agreement with the relevant GTAM Funds. GTAM LP is not the beneficial owner of the shares. The business address for each of the funds explicitly named in this footnote is 300 Park Avenue, 21st Floor, New York, NY 10022.

(3)
Consists of 2,901,135 shares of common stock held of record by funds affiliated with Paulson & Co. Inc. Paulson manages the funds. In its role as manager, Paulson possesses voting and investment power over the securities that are owned by the funds. John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the funds. The address of each of the entities and individuals explicitly named in this footnote is c/o Paulson & Co. Inc., 1133 Avenue of the Americas, New York, NY 10036. Share ownership is based on information available as of the date of the Company’s final prospectus dated September 23, 2020, filed with the SEC on October 1, 2020 in connection with our direct listing (the “Prospectus”) as well as a Form 4 dated February 18, 2021.

(4)
Mr. Stephen A. Feinberg indirectly controls Yosemite. Mr. Feinberg disclaims any beneficial ownership of the shares held by Yosemite, except to the extent of his pecuniary interest therein. Pursuant to a Pledge Agreement, dated as of June 30, 2017 (the “Indemnification Agreement”), Yosemite has granted a pledge over the shares to secure payment of certain taxes relating to UTPs for which Yosemite has indemnified the Company pursuant to the Indemnification Agreement. If Yosemite is required to pay the Company any amounts pursuant to the Indemnification Agreement, Yosemite may elect to pay such amounts in cash and/or shares. The address of the entity explicitly named in this footnote is c/o Cerberus Capital Management L.P, ATTN: Office of the General Counsel, 875 Third Ave., 11th Floor, New York, NY 10022. Share ownership is based on information available as of the date of the Prospectus.

(5)
Consists of 1,625,206 shares held by a trust over which Mr. Walsh has sole voting power, 261,728 shares owned directly by Mr. Walsh, and 92,593 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021.

(6)	Consists of 25,000 shares and 137,521 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021.
(7)	Consists of 162,521 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021.
(8)	Consists of 162,521 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021.
(9)	Consists of 100,00 shares and 62,521 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021.
(10)
Consists of 20,242 shares issuable pursuant to options that are exercisable within 60 days of April 12, 2021, and 17,317,371shares held of record by the affiliates of Mudrick Capital. Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock held by the affiliates of Mudrick Capital. The total shares represented for Mr. Mudrick includes 17,317,371shares of common stock held by the affiliates of Mudrick Capital.

(11)
Includes ownership of 100 shares and 20,243 shares issuable pursuant to options that are exercisable within 60 days of April 13, 2021 for executive officer Lesley Bolger, VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries and our directors, executive officers or holders of more than 5% of our voting securities.
Amended and Restated Stockholders’ Agreement
The Company entered into an amended and restated stockholders agreement with certain entities affiliated with Mudrick Capital Management, L.P., GoldenTree Asset Management LP and Paulson & Co. Inc. (each, together with its controlled affiliates that own Company securities, a “Nominating Stockholder Group”) and certain entities affiliated with Cerberus Capital Management L.P. (Cerberus and its controlled affiliates that own Company securities, together with the Nominating Stockholder Groups, each a “Stockholder Group”, and together the “Stockholder Groups”), for the purpose of providing for certain rights and obligations of the Company and each of the stockholders party thereto upon and after the consummation of our direct listing which occurred on October 1, 2020. Pursuant to the terms of the amended and restated stockholders’ agreement, each Nominating Stockholder Group, for so long as it and its affiliates together hold at least 10% of the number of shares of our common stock outstanding, has the right to nominate one director for every 10% of the outstanding common stock held by such Nominating Stockholder Group. The amended and restated stockholders’ agreement includes provisions enabling the Stockholder Groups to require us, at our expense, to register shares of our common stock that they hold under certain circumstances, including the requirement to file a “shelf” registration. The amended and restated stockholders’ agreement also provides that we will pay certain expenses of these electing holders relating to such registrations.
Stock Repurchases
On June 9, 2020, we repurchased 257,636 shares from affiliates of Grosvenor Capital Management, L.P., a holder of more than 5% of our voting securities prior to the repurchase, at a purchase price of approximately $10.56 per share of common stock, for an aggregate price of approximately $2,719,859.
Review, Approval or Ratification of Transactions with Related Parties
We maintain a written policy relating to the approval of related person transactions. Pursuant to our policy, a “related person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (iii) any related person has or will have a direct or indirect interest. Our audit committee will review and approve or ratify all related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our voting securities, or (iii) any immediate family member of any person specified in (i) or (ii) above. The audit committee will review all related person transactions and, where the audit committee determines that such transactions are in our best interests, approve such transactions in advance of such transaction being given effect.
In the course of its review and approval or ratification of a related party transaction, the audit committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee. Our policy also includes certain exceptions for transactions that need not be reported and provides the audit committee with the discretion to pre-approve certain transactions.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly-compensated executive officers (other than our Principal Executive Officer and Principal Financial Officer) who were serving in such capacity as of December 31, 2020, and one additional executive officer who would have been among the three most highly-compensated executive officers but for the fact she was not employed at the end of 2020, or our “named executive officers” or “NEOs”. Our named executive officers for fiscal 2020 were:
•	Joseph A. Walsh, who serves as President and Chief Executive Officer;
•	Paul D. Rouse, who serves as Chief Financial Officer, Executive Vice President and Treasurer;
•	Gordon Henry, who serves as Chief Strategy Officer and Executive Vice President;
•	James McCusker, who serves as Chief Revenue Officer and Executive Vice President;
•	John Wholey, who serves as Chief Operations & Information Officer and Executive Vice President; and
•	Debra Ryan, who served as Chief Human Resources Officer until her separation from the Company on July 24, 2020.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2020. It also provides an overview of our executive compensation philosophy, core principles, and objectives. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation determinations for our named executive officers for fiscal 2020, including the key factors that the compensation committee considered in deciding their compensation.
Compensation Philosophy and Compensation Program Objectives
Our goal for our executive compensation program is to attract, motivate, and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for our success in dynamic and competitive markets. Our compensation philosophy is to provide a balanced compensation program that rewards employees for the achievement of our financial, operational and strategic goals. We believe that the most effective program will provide a competitive base salary with annual short-term and long-term incentives based on company and individual performance.
For fiscal year 2020, our executive compensation programs focused on both top-line and bottom-line performance, all while working on transforming our business and positioning the Company to be the leading provider of SaaS marketing solutions and cloud-based tools for SMBs.
For 2020, our compensation committee approved a compensation design and target compensation opportunities, comprising a mix of fixed and variable compensation, including a short-term incentive plan with an overachievement plan. Our annual incentive design included metrics tied to our financial growth plan. In light of historically significant stock option awards granted to our NEOs under our 2016 Stock Incentive Plan, the compensation committee determined not award any long-term incentives in fiscal year 2020 to any of our NEOs and is currently evaluating its approach to long-term incentive compensation for fiscal year 2021. These programs are described in more detail below.
Within the context of the overall objectives of our compensation programs, we typically determine the specific amounts of compensation to be paid to each of our NEOs based on a number of factors:
•	the performance of our NEOs in prior years;
•	the roles and responsibilities of our NEOs;
•	the individual experience and skills of our NEOs;
•	for each named executive officer, other than our Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer; and
•	the amounts of compensation being paid to our other NEOs.

What We Pay and Why: Elements of Compensation
Our executive compensation program is designed to be competitive with companies both within and outside our industry so that we can attract and retain talented management employees. We design our compensation plans to be transparent to our executive officers and to stockholders, and to evidence and support positive governance principles. However, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives. Accordingly, whether or not specifically mentioned below, we believe that each element of our executive compensation program serves each of our objectives to a greater or lesser extent.
The following table sets forth the primary elements of our executive compensation program for fiscal year 2020, including a description of how each element fits into the overall compensation of our NEOs. These compensation elements are described in more detail under “Components of Our NEO Compensation Program”:
	What it Does-How it Works		2020 Plan Metrics- Weighting
Base Salary	•	Basic element of competitive pay.	Not applicable.

	•	Influences annual incentive value (base salary × target annual incentive %).

Short-Term Incentive Plan: Cash	•	Performance-based compensation element with a variable payout potential based on corporate and individual performance.	•	EBITDA-50%
			•	Free Cash Flow-25%
			•	Individual Performance-25%

	•	Intended to motivate and reward executive officers for the achievement of annual (short-term) business objectives.

Over Performance Plan: Cash	•	Incremental incentive plan designed as an overachievement program to our Short-Term Incentive Plan.	•	EBITDA-50%
			•	Free Cash Flow-50%

	•	Performance-based compensation element with variable payout potential based on company financial performance.

	•	Intended to motivate and reward executive officers for the overachievement of annual business objectives.

Long-Term Equity Incentive Compensation	•
Historically, we have granted options to acquire shares of our common stock that vest over a 3-year period. While no new options were granted to our NEOs in 2020, we repriced certain of our outstanding options in 2020 (see “–Components of Our NEO Compensation Program – Long-Term Equity Incentive Compensation – Option Repricing” below).
Not applicable.

	•	We adopted an Employee Stock Purchase Plan in 2020 that, beginning in 2021, permits all eligible employees to	Not applicable.

	What it Does-How it Works		2020 Plan Metrics- Weighting
elect up to a 15% discount on the fair market value of shares in the Company, subject to a reasonable cap.

	•	Designed to retain executives and align their interests with those of the Company’s stockholders.

Executive Physical	•	Executive officers receive annual reimbursement for a comprehensive medical examination up to $3,000 for EVP and the actual cost of the executive physical for the Chief Executive Officer.	Not applicable.

Retirement Benefits	•
A 401(k) retirement savings plan enables all employees, including executive officers, to contribute a portion of their compensation with a company matching contribution (which was temporarily suspended on May 7, 2020).
Not applicable.

Employment and Severance Benefits	•	CEO Employment Agreement provides for salary, incentive opportunities and severance benefits.	Not applicable.

•
Thryv, Inc. Severance Plan-Executive Vice Presidents and Above (“EVP Severance Plan”) provides for severance benefits equal to a multiple of salary and target short-term incentive award in the event of certain qualifying terminations of employment.

Stipend Allowance	•	A stipend allowance to cover cell phone expenses was paid bi-weekly at $25 per pay period; this practice ended in October 2020 when the Company moved to a remote work environment.	Not applicable.
Executive Compensation Process-Compensation Committee
Our compensation committee is responsible for reviewing and making individual compensation determinations for our Chief Executive Officer and other executive officers. Such determinations are presented to the board of directors for its review. Our compensation committee annually reviews and approves the corporate goals, objectives, and other key measures relevant to compensation of our Chief Executive Officer.
Our compensation committee reviews and approves or recommends amendments to our incentive compensation and equity-based compensation plans. Our compensation committee oversees the administration of the incentive compensation and equity-based compensation plans to ensure consistency with our compensation committee’s compensation policies, objectives, and programs with respect to plan participation, including, but not limited to, approving general size of overall awards, designating eligible participants, approving awards, appointing and reviewing the performance of plan administrators, and imposing any limitations, restrictions and conditions upon awards. Our compensation committee also reviews performance-based awards, such as those payable under our short-term and over performance plan and long-term incentive plans, prior to any payout to ensure that performance under the plan is sufficient to merit an award, and payments are made in accordance with the plan terms.

Our compensation committee works with management to make pay determinations and to ensure that our programs are competitive and meet our compensation objectives.
Our compensation committee is authorized to retain, in its discretion, the services of one or more executive compensation advisors to assist with the establishment and review of our compensation programs and related policies. Historically, our compensation committee has not regularly engaged the services of an executive compensation advisor in reviewing and establishing our compensation programs and related policies. Our compensation committee has not previously considered formal compensation market data or formally benchmarked total executive compensation or individual compensation elements against a peer group. Instead, we based compensation levels on the collective experience of the members of our board of directors, compensation committee and our Chief Executive Officer, their business judgment and their experiences in recruiting and retaining executives.
Components of Our NEO Compensation Program
We believe that a substantial portion of our executive compensation should be based on Company performance. We also believe it is essential for our executives to have a meaningful equity stake linked to our long-term performance; therefore, we created compensation packages that aimed to foster this culture. As such, other than base salary, compensation of our NEOs has largely been comprised of short-term incentive pay linked to our financial performance and individual contributions and long-term equity incentive compensation. Other factors we have historically considered in evaluating executive compensation included internal pay equity, external market and competitive information, assessment of individual performance, level of responsibility, and the overall expense of the program.
Base Salary
Base salary has represented the fixed component of our executive officers’ compensation. As mentioned above, our compensation committee is responsible for reviewing and making individual executive officers’ compensation determinations. In consultation with our management, our compensation committee evaluates the performance of executive officers in light of agreed upon measures and determines and approves, or recommends to our board of directors for approval, executive officers’ compensation, including annual base salary levels, but does not automatically increase these levels each year. We believe that base salary increases at the executive officer level are generally warranted when (i) the employee has had a significant increase in job responsibilities, (ii) the employee’s base salary is not viewed as externally competitive or internally equitable or (iii) individual performance and career growth support an increase to base salary.
Our compensation committee reviewed 2020 base salaries for our NEOs and approved a 3% merit increase for our current executive committee members; however, due to the impacts from the COVID-19 Pandemic, base salary increases were frozen to all employees including our NEOs. Base salary increases were subsequently reinstated for 2021. The 2020 base salaries for our NEOs were as follows:
Named Executive Officers	2020 Base Salary
Joseph A. Walsh	$1,030,000
Paul D. Rouse	$506,479
Gordon Henry	$405,183
James McCusker	$405,183
John Wholey	$382,673
Debra Ryan(1)	$373,670
(1)	Debra Ryan, served as the Company’s Chief Human Resources Officer until her separation from the Company on July 24, 2020,
Short-Term Incentive Plan - Cash Incentive
We provide our NEOs with the opportunity to earn annual, performance-based cash compensation under our Short-Term Incentive Plan (our “STI”), which covers fiscal year 2020. Payouts under our STI are determined annually by our compensation committee based on each NEO’s target incentive and performance against pre-determined performance measures.

Our compensation committee follows the same benchmarking and decision-making process with respect to STI awards as it does with base salary. Our compensation committee may reassess our target annual incentive for each NEO from time to time.
Our compensation committee approved the target annual incentive, performance levels and payout parameters for the STI for fiscal year 2020 in March 2020. The compensation committee approved amended financial metrics increasing the FCF threshold from $195 million to $202 million in May 2020 due to changes in certain assumptions around market interest rates that the compensation committee deemed appropriate. The target annual incentive for 2020 is a percentage of each individual’s base salary as of December 31, 2020, subject to proration based on changes in position or salary. In fiscal year 2020, the STI target annual incentives for each of our NEOs, expressed as a percentage of each NEO’s base salary, were as follows:
Named Executive Officers	Target Annual Incentive (STI)
Joseph A. Walsh	100%
Paul D. Rouse	70%
Gordon Henry	70%
James McCusker	70%
John Wholey	70%
Debra Ryan(1)	60%
(1)
Per the EVP Severance Plan, Ms. Ryan was entitled to a prorated 2020 STI award based on the number of days employed in 2020 calculated using actual company performance and individual performance at target Short-Term Incentive Plan Metrics and Performance for Fiscal Year 2020.

There were three performance metrics in our STI for fiscal year 2020. Below is a description of those metrics and our threshold, target and maximum performance levels and respective payouts under the plan.
1.
EBITDA (50%). This performance metric supports our focus on improving revenue trends and reflects the public budget released on December 10, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2020. EBITDA is a non-GAAP metric, defined as earnings before interest, tax, depreciation and amortization.

2.
Free Cash Flow (“FCF”) (25%). This performance metric supports our goal of generating value for our shareholders. Free Cash Flow has been adjusted to reflect the public budget release of December 10, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2020. FCF is a non-GAAP metric, defined as net cash provided by operating activities as reduced by capital expenditures. FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

3.
Individual Performance (25%). This performance metric supports our goal of pay for performance. Individual annual goals (which are designed to propel Company performance and objectives) are determined by our Chief Executive Officer for all NEOs other than the Chief Executive Officer, while the Chief Executive Officer’s individual annual goals are determined by the compensation committee. The attainment of each NEO’s annual goals is based on an individual performance assessment by our Chief Executive Officer and ratified by the compensation committee (for all NEOs other than the Chief Executive Officer, and based on an individual performance assessment by our compensation committee for our Chief Executive Officer). In fiscal year 2020, the Company established a minimum EBITDA threshold of $375 million for this performance metric. This means that if EBITDA for fiscal year 2020 was below $375 million, no incentive award would be earned for the Individual Performance metric (i.e. 25% of the STI payout opportunity would not be funded).

The below table reflects in detail the respective payouts per performance level for the EBITDA and FCF performance (collectively, the “Company Performance”) metrics under our STI for fiscal year 2020.
EBITDA (in millions)	% of EBITDA Component Payout		FCF (in millions)	% of FCF Component Payout
$391.00	10%	Threshold	$188.00	10%
$392.00	20%		$189.00	20%
$393.00	30%		$190.00	30%
$394.00	40%		$191.00	40%
$395.00	50%		$192.00	50%
$396.00	60%		$193.00	60%
$397.00	70%		$194.00	70%
$398.00	80%		$195.00	80%
$399.00	90%		$196.00	90%
$400.00	100%	Target	$197.00	100%
$401.50	105%		$198.00	105%
$403.00	110%		$199.00	110%
$404.50	115%		$200.00	115%
$406.00	120%		$201.00	120%
$407.50	125%	Maximum	$202.00	125%
On March 8, 2021, our compensation committee reviewed the Company’s performance against the pre-established metrics for fiscal year 2020. The compensation committee determined that for fiscal year 2020, EBITDA achieved $411.44 million and FCF achieved $231.82 million resulting in the maximum payout of 125.0% for both EBITDA and FCF for the Company Performance component (accounting for 75% of the total award) and that the Individual Performance component (accounting for 25% of the total award) for all NEOs was at target (100%). The resulting incentive payments for 2020 STI to NEOs are detailed in the table below:
Named Executive Officers	2020 STI
Joseph A. Walsh	$1,223,125
Paul D. Rouse	$421,011
Gordon Henry	$336,808
James McCusker	$336,808
John Wholey	$318,097
Debra Ryan(1)	$149,532
(1)
Pursuant to the terms of the EVP Severance Plan, represents a prorated 2020 STI award based on the number of days Ms. Ryan was employed in 2020 through her separation on July 24, 2020, calculated using actual Company performance and individual performance at target, and paid at the same time as the Company pays 2020 incentive awards to its other executives.

Over Performance Plan-Cash Incentive
We provide our NEOs with the opportunity to earn annual, performance-based cash compensation under our Over Performance Plan (our “OPP”). The OPP is intended to motivate and reward executive officers for the overachievement of annual business objectives. Payouts under our OPP are determined annually by our compensation committee based on each NEO’s overachievement of target incentive and performance against pre-determined Company financial performance measures. Our compensation committee may reassess our target annual incentive for each NEO from time to time.
Our compensation committee approved the target annual incentives, performance levels and payout parameters for our OPP for fiscal year 2020 in March 2020. The compensation committee approved amended financial metrics increasing the FCF threshold from $195 million to $202 million in May 2020 due to changes in certain assumptions around market interest rates that the compensation committee deemed appropriate. The OPP target annual incentive is expressed as a percentage of each individual’s base salary.

In fiscal year 2020, the OPP target annual incentives for each of our NEOs, expressed as a percentage of each NEO’s base salary, were as follows (except for Ms. Ryan, who was ineligible to earn an incentive payment under the OPP due to her separation from the Company in 2020:
Named Executive Officers	Target Annual Incentive (OPP)
Joseph A. Walsh	100%
Paul D. Rouse	70%
Gordon Henry	70%
James McCusker	70%
John Wholey	70%
Debra Ryan	N/A
Over Performance Plan Metrics and Performance for Fiscal Year 2020
There were two performance metrics in our OPP for fiscal year 2020. Below is a description of those metrics and our threshold, target and maximum performance levels and respective payouts under the plan.
1.
EBITDA (50%). This performance metric supports our focus on improving revenue trends and reflects the public budget released on December 10, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2020. EBITDA is adjusted for certain investments in growth opportunities.

2.
FCF (50%). This performance metric supports our goal of generating cash to build the business, while continuing to meet our debt requirements. Free Cash Flow has been adjusted to reflect the public budget release of December 10, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2019. FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

The below table reflects in detail the respective payouts per performance level for each performance metric under our OPP for fiscal year 2020.
EBITDA (in millions)	% of EBITDA Component Payout		Adjusted FCF (in millions)	% of Adjusted FCF Component Payout
$407.50		Threshold	$202.00
$409.50	11%		$204.00	11%
$413.50	33%		$208.00	33%
$417.50	56%		$212.00	56%
$421.50	78%		$216.00	78%
$423.50	89%		$218.00	89%
$425.50	100%		$220.00	100%
$429.50	122%		$224.00	122%
$433.50	144%		$228.00	144%
$437.50	167%	No Cap	$232.00	167%

On March 8, 2021, our compensation committee reviewed the Company’s performance against the pre-established metrics for fiscal year 2020. The compensation committee determined that for fiscal year 2020, EBITDA achieved $411.44 million or 21.90% payout incentive and FCF achieved $231.82 million or 165.7% payout incentive resulting in an overall achievement of 93.8%. There is not an Individual Performance component for the OPP. The resulting incentive payments for 2020 OPP to NEOs are detailed in the table below:
Named Executive Officers	2020 OPP Paid on March 26, 2021
Joseph A. Walsh	$966,140
Paul D. Rouse	$332,554
Gordon Henry	$266,043
James McCusker	$266,043
John Wholey	$251,263
Debra Ryan	N/A
Long-Term Equity Incentive Compensation
We have historically provided our executive officers with the opportunity to earn long-term equity incentive compensation in the form of non-qualified stock options under our 2016 Stock Incentive Plan (“2016 Plan”). On September 3, 2020, our board of directors approved our 2020 Incentive Award Plan ( “2020 Plan”), which became effective on September 23, 2020, and under which we may award long-term equity incentive grants. Following the effectiveness of our 2020 Plan, no future grants can be awarded under our 2016 Plan; however, all outstanding awards under the 2016 Plan, remain outstanding in accordance with the terms of the applicable award agreements and our 2016 Plan. In addition, any shares of common stock that are forfeited or lapse unexercised under the 2016 Plan are added to the pool for issuance under the 2020 Plan.
The purpose of long-term equity awards is to reward executive officers for performance over a longer time period and to provide incentives for them to achieve our long-term financial and operational goals. Our 2016 Plan and our 2020 Plan are intended to advance the best interests of us, our affiliates and our stockholders by providing those persons who have substantial responsibility for the management and growth of us and our affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue their employment with the Company. Our 2016 Plan and our 2020 Plan are administered by the compensation committee with oversight from the board of directors.
Equity Awards in Fiscal Year 2020
Because our compensation committee determined that our NEOs already have a significant equity stake in the Company from past non-qualified stock option awards, none of our NEOs were awarded non-qualified stock options under our 2020 Plan in fiscal year 2020.
Option Repricing
On November 23, 2020 the board of directors and compensation committee, and on November 24, 2020, Mudrick Capital Management, L.P., the stockholder holding a majority of the outstanding shares of the capital stock of the Company entitled to vote on the matter, approved 1) a one-time stock option repricing for certain previously granted and still outstanding options held by the Company’s employees; and 2) for certain officers, including the NEOs other than Ms. Ryan who was no longer employed by the Company, contingent upon each such officer’s written consent with respect to certain of his or her own previously granted and still outstanding options, (a) a one-time stock option repricing and (b) a delayed vesting schedule for such options (the “Option Repricing”).
The relevant options were granted to the applicable employees and officers on November 18, 2019, December 3, 2019 and February 19, 2020 (the “Subject Options”).
All applicable officers consented to the Option Repricing and the Option Repricing became effective on the trading day following the twentieth calendar day following the commencement of the mailing to the Company’s stockholders of the definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission, which effectiveness date was December 29, 2020.

The Option Repricing decreased the exercise price of Subject Options from $16.20 to $13.82 and, for options held by officers, implemented a delayed vesting scheduled. Vesting for the Subject Options held by our NEOs now occurs (a) in equal annual installments over a three year period commencing on January 1, 2021 for Messrs. Rouse, Henry, McCusker and Wholey and (b) in equal monthly installments over a three year period commencing on January 1, 2021 for Mr. Walsh (whose options vested monthly). The expiration date of the options was not changed.
The incremental fair value for repriced options held by NEOs, computed as of the repricing date in accordance with FASB ASC Topic 718 for the relevant options, is included in the Summary Compensation Table and Grants of Plan Based Awards Table below.
The board of directors and compensation committee believe that the Employee Repricing and Officer Amendments were in the best interests of stockholders and the Company, in order to continue to retain and motivate key contributors of the Company, which is necessary for the Company’s future success and growth in the value of its shares.
Named Executive Officers	# Shares of Common Stock Underlying Repriced Options	Original Exercise Price of Repriced Options ($)	Amended Exercise Price of Repriced Options(1)
Joseph A. Walsh	1,111,111	$16.20	$13.82
Paul D. Rouse	111,111	$16.20	$13.82
Gordon Henry	111,111	$16.20	$13.82
James McCusker	111,111	$16.20	$13.82
John Wholey	111,111	$16.20	$13.82
Debra Ryan	N/A	N/A	N/A
(1)
The amended exercise price was determined using the greater of a) $13.82 per share based on the 10 day VWAP for the trading period between October 2, 2020 through October 15, 2020 or b) the Fair Market Value closing price of stock on December 28, 2020 which was $11.62. Additionally, the vesting schedule was replaced with a new delayed vesting schedule, beginning on January 1, 2021 for each of Messrs. Walsh, Rouse, Henry, McCusker and Wholey.

Retirement Savings Benefits
We offer a 401(k) retirement savings plan to all employees, including all NEOs, to enable them to contribute a portion of their base salary and earned STI award. We provide an employer contribution match up to statutory limits, which was suspended in May 2020, but reinstated for fiscal year 2021.
Other Employee Benefits
Benefits are part of the overall competitive compensation program designed to attract and retain employees, including NEOs. NEOs participate in the same benefit programs as the general employee population, with the additional benefit made to them for annual executive physical examinations. Our NEOs have the option of submitting reimbursements for the annual physical examination benefit, which provides eligible executives with a comprehensive medical examination once per year. Our compensation committee will continue to periodically review and evaluate personal benefits provided to the NEOs.
Severance
We do not have employment agreements with any NEOs except for Mr. Walsh. Other NEOs are eligible to receive executive severance benefits pursuant to, and are subject to certain restrictive covenants under, our EVP Severance Plan. Our EVP Severance Plan provides benefits to certain of our executives serving in the position of Executive Vice President or a more senior position in the event of termination of their employment under the circumstances described in our EVP Severance Plan. The EVP Severance Plan was designed primarily to encourage executives to remain employed with the Company by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control. See “-NEO Employment Agreements and Arrangements - EVP Severance Plan” below for additional information on these executive severance benefits.

Broad-Based Benefits Programs and Perquisites
All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. Our NEOs are also eligible to participate in our employee stock purchase plan, beginning in fiscal year 2021, on the same terms as our eligible employees. In fiscal year 2020, our NEOs also received certain perquisites and personal benefits set forth in the “Summary Compensation Table” below. We provide these benefits to retain and attract talented executives with the skills and experience to further our long-term strategic plan.
NEO Employment Agreements and Arrangements
From time to time, we entered into employment agreements and arrangements in order to attract and retain key executives. Mr. Walsh is the only NEO party to an employment agreement with us.
Joseph A. Walsh Employment Agreement
In connection with Mr. Walsh’s appointment as our President and Chief Executive Officer, Mr. Walsh and the Company entered into an Amended and Restated Employment Agreement, dated as of September 26, 2016 (the “Walsh Employment Agreement”). The Walsh Employment Agreement provides for an initial term until December 31, 2019, during which Mr. Walsh is entitled to a base salary at a fixed annual rate and an annual award of one hundred percent of his base salary subject to annual performance objectives. The term of employment is automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party gives notice of intention to not renew the employment term. The agreement also provides for a notice and 30-day cure period prior to termination with cause, though the Company may terminate without cause immediately upon written notice. Mr. Walsh is entitled to a grant of options under the Company’s stock option plan and a stipend each month to maintain a remote office.
Under the Walsh Employment Agreement, Mr. Walsh’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by the Company (with or without cause). If the Company terminates Mr. Walsh’s employment with cause, Mr. Walsh resigns without good reason, or Mr. Walsh’s employment terminates because he does not renew his employment term, Mr. Walsh is entitled to receive the following: (i) any unpaid base salary through the date of termination, (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination, (iii) any accrued but unused vacation time in accordance with our policy, (iv) except in the case of termination for cause, any accrued but unpaid bonus for the most recently completed year (or most recently completed period in the case of bonus plans covering periods shorter than a year) under our short term cash incentive plans and (v) all other payments, benefits or fringe benefits that Mr. Walsh is entitled to receive under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan, program, grant or the Walsh Employment Agreement (collectively, (i) through (v) the “accrued benefits”).
If the Company terminates Mr. Walsh’s employment other than for cause, Mr. Walsh resigns for good reason, Mr. Walsh’s employment terminates due to his death or disability, or Mr. Walsh’s employment terminates because the Company does not renew Mr. Walsh’s employment term, conditioned on Mr. Walsh signing a release of claims in favor of the Company (except with respect to the accrued benefits), the Company will pay Mr. Walsh (or his estate, as applicable), (i) any accrued benefits, (ii) a pro-rated bonus for the year (or period in the case of bonus plans covering periods shorter than a year) in which Mr. Walsh’s employment terminates, such bonus to be determined based on actual performance and consistent with senior executives who remain employed with the Company, and then prorated based on the number of calendar days of such year (or period) elapsed through the date of Mr. Walsh’s employment is terminated, payable at the same time as bonuses are paid to other senior executives for the year (or period) and (iii) a cash severance amount equal to one times the sum of (i) his base salary and (ii) target bonus, which amount shall be paid in a lump sum promptly after termination. If the Company terminates Mr. Walsh’s employment other than for cause, Mr. Walsh resigns for good reason, or Mr. Walsh’s employment terminates because the Company does not renew Mr. Walsh’s employment term, in each case within 6 months prior to or 12 months following a change in control, (1) his cash severance amount will be increased to two times the sum of (i) his base salary, and (ii) his target bonus, which amount shall be paid in a lump sum promptly after termination, and (2) the initial options granted to him on September 26, 2016 would immediately vest. In addition, the terms of Mr. Walsh’s outstanding option award agreements, also provide for immediately vesting of his options upon a termination of his employment by the Company without cause or a resignation by Mr. Walsh without good reason, in either case, within 6 months prior to or 12 months following a change in control.
The Walsh Employment Agreement defines “cause” as Mr. Walsh’s (i) willful misconduct with regard to the Company or his performance of his duties for the Company; (ii) embezzlement or misappropriation of assets of the Company (not including a good faith dispute over expense reimbursements) or fraud against the Company; (iii) conviction of, or guilty plea or plea of nolo contendere with respect to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (iv) material breach of the Walsh Employment Agreement or any applicable restrictive covenants; (v) willful refusal to attempt in good faith to perform his duties; (vi) willful and material violation of the Company’s generally applicable policies, including but not limited to any employment handbook and ethics code, if such violation can reasonably be expected to have a material adverse effect on the Company’s business or reputation; or (vii) willful and repeated failure to attempt to follow in good faith the lawful directives of the board of directors. With respect to any termination by reason of any of (iv) through (vii), prior to termination, Mr. Walsh will be given written notice detailing the specific cause event, and he will be entitled to a 30-day cure period following receipt of such notice, following which, if the cause event in question is not cured, he will be terminated for cause (subject to certain specified limitations on the opportunities to cure any cause event that is substantially the same as a previous occurrence).
The Walsh Employment Agreement defines “good reason” as the occurrence of any of the following events, without Mr. Walsh’s express written consent, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by Mr. Walsh to the Company of the occurrence of one of the reasons set forth below: (i) material diminution in Mr. Walsh’s duties, authorities or responsibilities or reporting lines as set forth in the Walsh Employment Agreement (other than temporarily while physically or mentally incapacitated or as required by applicable law), provided, however, that implementation by the board of directors of its authority on hiring and firing as specified in the Employment Agreement will not be a violation of this clause (i); (ii) material diminution in base salary or target awards; or (iii) the Company’s material breach of its obligations to Mr. Walsh under the Walsh Employment Agreement. Mr. Walsh is required to provide the Company with a written notice detailing the specific circumstances alleged to constitute “good reason” within 90 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above.
Mr. Walsh has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Walsh while he is employed by us that relates to our business shall belong exclusively to us. During the term of Mr. Walsh’s employment with us and during the six-month period immediately thereafter, Mr. Walsh has agreed not to directly or indirectly, own manage, operate, control, be employed by or render services to any person, firm, corporation or other entity that is engaged in competition with us. Mr. Walsh has also agreed that during the term of his employment with us and during the one-year period immediately thereafter, Mr. Walsh will not solicit or hire any of our employees or interfere with the relationship between us and any of its vendors, joint ventures or licensors.
EVP Severance Plan
Each of Messrs. Rouse, Henry, McCusker and Wholey participate in the EVP Severance Plan. The EVP Severance Plan includes salary continuation severance and target STI award severance for qualifying separations and enhanced salary continuation severance and target STI award severance in the event of a change in control. For additional information about the potential payments and benefits that each of Messrs. Rouse, Henry, McCusker and Wholey would be entitled to receive pursuant to the EVP Severance Plan upon a qualifying separation or change in control, see “Compensation Tables - Potential Payments Upon Termination or Change of Control - Fiscal Year 2020.” Ms. Ryan received a severance under the EVP Severance Plan based on her separation from service on July 24, 2020.
Mr. Walsh does not participate in and is not entitled to receive any payments or other benefits under the EVP Severance Plan. Under the Walsh Employment Agreement, Mr. Walsh is entitled to receive payments upon the termination of his employment under certain circumstances. These payments are described under “Compensation Tables - Potential Payments Upon Termination or Change in Control - Fiscal Year 2020.”

Applicable Non-Competition and Non-Solicitation Covenants
Each NEO is bound by a non-competition agreement during his or her respective period of employment and would be bound to such agreement for a period of twelve months following his or her termination of employment by us without causes or by the individual for good reason. As a part of the non-competition agreement, each of the NEOs would also be subject to employee non-solicitation/no-hire covenants for twelve months following termination of his or her employment for any reason.
STOCK OWNERSHIP GUIDELINES
In November 2020, the Company’s compensation committee adopted stock ownership guidelines pursuant to which all NEOs and non-employee directors are expected to retain 60% of Company stock acquired upon the exercise of options granted by the Company (net of tax and exercise price). The stock ownership guidelines are in effect beginning with the November 18, 2019 grants awarded to our NEOs and the October 15, 2020 grants awarded to our non-employee directors. All future grants made to our NEOs and non-employee directors will be subject to these stock ownership guidelines.
HEDGING POLICY
Under Thryv’s Insider Trading Policy, members of the board of directors and all employees (including officers) of the Company, as well as certain of their family members and entities over which they exert control, are prohibited from engaging in any hedging transactions or otherwise engaging in short sales of Thryv securities.
TAX AND ACCOUNTING CONSIDERATIONS
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the amount we may deduct from our federal income taxes for compensation paid to our Chief Executive Officer, Chief Financial Officer and certain “covered employees” within the meaning of Section 162(m) of the Code to $1 million per individual per year. Our compensation committee will continue to monitor regulatory developments and consider the potential effects of Section 162(m) of the Code on the deductibility of compensation paid to our executives. Although our compensation committee is mindful of the benefits of tax deductibility when determining executive compensation, we believe that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our mission and strategic objectives.
ACCOUNTING FOR STOCK-BASED COMPENSATION
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees and independent members of our board of directors, including options to purchase shares of our common stock and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee currently are, or have been, an officer or employee of the Company. None of our named executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its named executive officers serving on our board of directors compensation committee.

Report of the Compensation Committee
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Information Statement for filing with the SEC.
Compensation Committee:
Bonnie Kintzer, Chair
Jason Mudrick
John Slater

COMPENSATION TABLES
The section below contains information, both narrative and tabular, regarding the compensation paid to our NEOs for the fiscal year 2020.
Summary Compensation Table
The following table sets forth the compensation paid or earned for the fiscal years ending December 31, 2019 and 2020, as applicable, by our NEOs:
Name and Principal Position	Fiscal Year	Salary ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph A. Walsh President & CEO	2020	1,030,000	2,189,265	811,288	49,858	4,080,411
	2019	1,021,923	1,662,163	9,176,400	16,869,514	28,730,000
Paul D. Rouse Chief Financial Officer, EVP & Treasurer	2020	506,479	753,565	75,921	17,180	1,353,145
	2019	502,507	572,131	931,520	1,814,368	3,820,526
Gordon Henry Chief Strategy Officer & EVP	2020	405,183	602,851	75,921	2,744	1,086,699
	2019	402,006	457,705	931,520	1,696,790	3,488,021
James McCusker Chief Revenue Officer & EVP	2020	405,183	602,851	75,921	16,330	1,100,285
	2019	402,006	457,705	931,520	1,696,790	3,488,021
John Wholey Chief Operations & Information Officer & EVP	2020	382,673	569,360	75,921	16,330	1,044,284
	2019	379,672	432,277	931,520	1,696,790	3,440,259
Debra Ryan Former Chief Human Resources Officer & EVP(1)	2020	241,780	149,532	—	1,815,587	2,206,899
(1)	Ms. Ryan first became an NEO for fiscal year 2020. Therefore, only fiscal year 2020 information is provided. Ms. Ryan separated from the Company on July 24, 2020.
(2)
Amounts reported in this column represent the actual salary earned by each of our NEOs for the years ending December 31, 2019 and 2020, (which for fiscal year 2019 take into account the increase in annual base salary rates for the NEOs, which was effective in March 2020).

(3)
Amounts reported in this column for Messrs. Walsh, Rouse, Henry, McCusker and Wholey represent the cash incentive awards paid under our STI and OPP for fiscal year 2019 and fiscal year 2020. See “Short-Term Incentive Plan – Cash Incentive” and “Over Performance Plan - Cash Incentive” in our Compensation Discussion and Analysis for further detail. Amount reported for Ms. Ryan represents the payout of a pro-rated award under our STI for fiscal year 2020 in accordance with the EVP Severance Plan.

(4)
We did not grant stock option awards to our NEOs in FY 2020. Amounts included for 2020 reflect the incremental fair value of repriced options, computed in accordance with FASB ASC Topic 718. See “Option Repricing” in our Compensation Discussion and Analysis for further detail.

(5)	All Other Compensation for fiscal year 2020 consisted of the following (all amounts in dollars):
Name	401(k) Matching Contributions ($)(1)	Allowance ($)(2)	Stock Option Cancellation – Surrender for Cash - Cash Payment ($)(3)	Executive Physicals ($)(4)	Severance ($)(5)	Total
Joseph A. Walsh	13,680	30,500	—	5,678	—	49,858
Paul D. Rouse	13,680	500	—	3,000	—	17,180
Gordon Henry	2,244	500	—	—	—	2,744
James McCusker	13,680	500	—	2,150	—	16,330
John Wholey	13,680	500	—	2,150	—	16,330
Debra Ryan	13,680	375	896,335	—	905,197	1,815,587
(1)
Amounts reported in this column represent the matching contribution made by the Company under the Company’s tax-qualified 401(k) retirement plan for 2020 prior to the suspension of the 401(k) matching contribution in May 2020.

(2)
Amounts reported in this column reflect the annual stipend paid in fiscal year 2020, based on a $25.00 bi-weekly stipend to cover cell phone expenses of the NEOs through October 2020 when the Company ended this stipend due to the move to a remote work environment. In addition, for Mr. Walsh, amount includes an expense allowance of $30,000 for the maintenance of a remote office and miscellaneous expenses incurred.

(3)
Represents a cash payment received by Ms. Ryan in exchange for her agreeing to the cancellation and surrender of all of her 234,030 outstanding vested stock options at the time of her separation from the Company for an amount of cash equal to the difference between the per-share exercise price (of $2.04) and the then-current fair market value per share of our common stock (of $5.87), all as reflected on a pre-reverse stock split basis.

(4)	Executive officers receive annual reimbursement for a comprehensive medical examination up to $3,000 for EVPs and the actual cost of the physical for the Chief Executive Officer.
(5)
Represents amounts paid (or accrued for payment) during fiscal year 2020 in connection with Ms. Ryan’s termination from employment, as described below under “Potential Payments Upon Termination or Change of Control – Fiscal Year 2020”.

Grants of Plan-Based Awards Fiscal Year 2020
The following table provides information regarding equity and non-equity incentive plan-based awards granted to our NEOs for the year ended December 31, 2020. Except as set forth below, there were no other grants of equity to NEOs during 2020.
		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Option Awards(3)
Name		Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Joseph A. Walsh	STI	1/1/2020	450,625	1,030,000	1,351,875	—	—	—
	OPP	1/1/2020	51,500	1,030,000	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	1,111,111	13.82	8.99
Paul D. Rouse	STI	1/1/2020	155,109	354,535	465,328	—	—	—
	OPP	1/1/2020	17,727	354,535	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	111,111	13.82	9.07
Gordon Henry	STI	1/1/2020	124,087	283,628	372,262	—	—	—
	OPP	1/1/2020	14,181	283,628	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	111,111	13.82	9.07
James McCusker	STI	1/1/2020	124,087	283,628	372,262	—	—	—
	OPP	1/1/2020	14,181	283,628	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	111,111	13.82	9.07
John Wholey	STI	1/1/2020	117,194	267,871	351,581	—	—	—
	OPP	1/1/2020	13,394	267,871	—	—	—	—
	SIP(4)	11/18/2019(5)	—	—	—	111,111	13.82	9.07
Debra Ryan(6)	STI	1/1/2020	98,088	224,202	294,265	—	—	—
(1)
Amounts shown represent threshold, target and maximum payouts under our STI; there is no defined target or maximum on our OPP. For fiscal year 2020, an award is only paid out pursuant to our OPP if EBITDA exceeds $407.5 million and FCF exceeds $202.0 million as our OPP is a top-off program to our STI. The threshold calculation for OPP included herein reflects an EBITDA of $407.5 million and FCF of $202.0 million, which equates to a 0.05% payout award, the minimum required to receive a payout under the OPP.

(2)
Reflects the stock options granted to the NEOs on November 18, 2019 that were repriced, effective December 29, 2020, in connection with the Option Repricing. See “Compensation Discussion & Analysis – Long Term Equity Incentive Compensation – Option Repricing” for more information.

(3)
Amounts shown represent the incremental fair value received due to the Option Repricing, effective December 29, 2020, computed in accordance with FASB ASC Topic 718. See “Compensation Discussion & Analysis – Long Term Equity Incentive Compensation – Option Repricing” for more information. The total fair value for Mr. Walsh of $8.99 is comprised of $8.26 of original grant-date fair value (adjusted for the reverse stock split) and an additional $0.73 of incremental expense resulting from the 2020 repricing. For Messrs. Rouse, Henry, McCusker and Wholey, the total fair value of $9.06 is comprised of $8.38 of original grant-date fair value (adjusted for the reverse stock split) and an additional $0.68 of incremental expense resulting from the 2020 repricing.

(4)	“SIP” refers to our stock incentive plan.
(5)	Grant date reflects the stock option grants originally awarded on November 18, 2019, which were subject to the Option Repricing effective December 29, 2020.
(6)
Amounts reflect potential payouts under our STI prior to pro-ration of Ms. Ryan’s STI bonus opportunity pursuant to the EVP Severance Plan due to her separation from the Company on July 24, 2020. As set forth in the “Non-Equity Incentive Plan” column of the Summary Compensation Table for fiscal year ended 2020, Ms. Ryan received a pro-rated bonus under our STI in accordance with the EVP Severance Plan.

Outstanding Equity Awards at Fiscal Year-End Fiscal Year 2020
The following table provides information regarding all outstanding stock options held by each individual as of December 31, 2020.
		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(4)	Option Expiration Date
Joseph A. Walsh	11/18/2019(1)	—	1,111,111	13.82	11/18/2029
Paul D. Rouse	11/14/2016(2)	147,521	—	3.68	11/14/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
Gordon Henry	9/26/2016(2)	162,521		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
James McCusker	9/26/2016(2)	162,521		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
John Wholey	9/26/2016(2)	162,521		3.68	9/26/2026
	11/18/2019(3)	—	111,111	13.82	11/18/2029
(1)
Stock option grant originally awarded to Mr. Walsh on November 18, 2019. On November 23, 2020 the board of directors and compensation committee approved the Option Repricing, which, contingent upon each NEO’s (other than Ms. Ryan who was no longer employed by the company) written consent, lowered the exercise price of the relevant options from $16.20 to $13.82 and implemented a delayed vesting scheduled for those options granted in 2019, effective December 29, 2020. Mr. Walsh consented to the stock option repricing and subsequently restarting of the monthly vesting schedule to begin January 1, 2021, provided he remains in continuous service with the Company, and subject to accelerated vesting in the event of Mr. Walsh’s termination without cause or resignation for good reason, in each case within six months prior to or 12 months following a change in control.

(2)
Stock option grants awarded to Mr. Rouse on November 14, 2016 and stock option grants awarded to Messrs., Henry, McCusker and Wholey on September 26, 2016 vested in three equal installments on each of January 1, 2018, January 1, 2019 and January 1, 2020.

(3)
Stock option grants originally awarded to Messrs. Rouse, Henry, McCusker and Wholey on November 18, 2019. In connection with the Option Repricing, the exercise price of the relevant options was lowered from $16.20 to $13.82 and a delayed vesting scheduled was implemented for those options granted in 2019, effective December 29, 2020. All NEOs (other than Ms. Ryan) consented to the Option Repricing and subsequently restarting the vesting schedule for Messrs. Rouse, Henry, McCusker and Wholey to vest in three equal installments on each of January 1, 2022, January 1, 2023 and January 1, 2024, provided each NEO remains in continuous service with the Company.

(4)	For applicable grants, reflects the revised exercise price of $13.82 pursuant to the Option Repricing.
Option Exercises and Stock Vested-Fiscal Year 2020
The following table provides information regarding vested stock options exercised by each NEO in Fiscal Year 2020.
Name	Grant Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Joseph A. Walsh	9/26/2016	1,625,206	11,636,475
Paul D. Rouse	11/14/2016	15,000	109,300
(1)
Mr. Walsh elected to exercise and hold all 1,625,206 vested stock options granted under his September 26, 2016 grant at a per share exercise price of $3.68 on December 21, 2020. Mr. Rouse elected to exercise and hold 10,000 vested options granted under his November 14, 2016 grant on December 21, 2020 and 5,000 of his vested stock options granted under his November 14, 2016 grant on December 22, 2020 at a per share exercise price of $3.68.

(2)	The fair market value of a share of our common stock was $10.84 on December 21, 2020 and $11.22 on December 22, 2020.

Pension Benefits
Only Ms. Ryan, the Company’s former Chief Human Resources Officer, participated in, and received benefits under, any pension or retirement plan sponsored by the Company during fiscal year 2020.
Name	Plan Name(1)	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(3)
Debra Ryan	Dex Pension Plan	44.25	—	831,699
(1)	The Dex Pension Plan is a tax-qualified non-contributory defined benefit pension plan that was frozen to new participants and benefit accruals as of December 31, 2008.
(2)	Number of years of credited service under the Dex Pension Plan was frozen as of December 31, 2008.
(3)	Following her separation from the Company, Ms. Ryan received a full distribution of the balance of her pension benefit under the Dex Pension Plan during 2020.
Nonqualified Deferred Compensation
Our NEOs did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by the Company during fiscal year 2020.

Potential Payments Upon Termination or Change of Control - Fiscal Year 2020
The following table summarizes the potential payments and benefits that each of Messrs. Walsh, Rouse, Henry, McCusker, and Wholey the (“Current NEOs”) would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company. In each case, the table assumes the Current NEO’s termination or the change of control occurred on December 31, 2020. The table below does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.
Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
Joseph A. Walsh
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(1)	2,060,000	1,223,125	—	—	—	3,282,125
Death(1)	2,060,000	1,223,125	—	—	—	3,283,125
Disability(1)	2,060,000	1,223,125	—	—	—	3,283,125
Resignation for Good Reason, Termination without Cause in connection with a Change in Control(1)	4,120,000	1,223,125	—	—(6)	—	5,343,125
Paul D. Rouse
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,291,521	,421,011	1,649	—	7,250	1,721,431
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,722,029	421,011	1,649	—	7,250	2,151,939
Gordon Henry
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,033,217	336,808	1,319	—	7,250	1,378,594
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,377,622	336,808	1,319	—	7,250	1,722,999
James McCusker
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,033,217	336,808	1,319	—	7,250	1,378,594
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,377,622	336,808	1,319	—	7,250	1,722,999

Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
John Wholey
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	975,816	318,197	1,246	—	7,250	1,302,509
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,301,088	318,197	1,246	—	7,250	1,627,781
(1)
Pursuant to the Walsh Employment Agreement, in the event that Mr. Walsh’s employment is terminated by the Company without cause, by reason of Mr. Walsh’s resignation for good reason, by reason of Mr. Walsh’s death or disability, or as a result of the Company’s non-renewal of the employment term, Mr. Walsh is entitled to a lump sum cash severance amount equal to one times (1x) the sum of his annual base salary and target STI award. Mr. Walsh would also be entitled to a pro-rated STI award for the year in which his employment terminates (based on actual performance). In the event that Mr. Walsh’s employment is terminated by the Company without cause, by reason of his resignation for good reason, or as a result of the Company’s non-renewal of the employment term, in each case, within 6 months prior to and 12 months following a change in control, his lump sum cash severance amount would be increased to two times (2x) the sum of his annual base salary and target STI award.

(2)
Pursuant to the EVP Severance Plan, in the event that Messrs. Rouse’s, Henry’s, McCusker’s or Wholey’s employment is terminated by the Company without cause or by reason of their resignation for good reason, they would be entitled to a cash severance amount equal to (i) 78 weeks’ of base pay, payable in equal installments on the Company’s regular payroll schedule over the 78 weeks, and (ii) one and one-half (1.5) times their target STI award payable in equal installments on the Company’s regular payroll over a period of 78 weeks. They would also be entitled to a pro-rated STI award for the year in which their employment terminates (based on actual performance). In the event that Messrs. Rouse’s, Henry’s, McCusker’s or Wholey’s employment is terminated by the Company without cause or by reason of their resignation for good reason, in each case, within 2 years following a change in control, their cash severance amount would be increased to (i) 104 weeks’ of base pay, payable in equal installments on the Company’s regular payroll schedule over 104 weeks, and (ii) two (2) times their target STI award payable in equal installments on the Company’s regular payroll period over a period of 104 weeks.

(3)
Amounts reported in this column were calculated on the basis of short-term cash incentive awards paid under our STI for 2020 performance, which were approved on March 8, 2021 and paid on March 26, 2021.

(4)
For Messrs. Rouse, Henry, McCusker, and Wholey, represents continuation of Company-paid life insurance coverage for up to 18 months in the event that their employment is terminated by the Company without cause or by reason of their resignation for good reason, pursuant to the terms of the EVP Severance Program.

(5)
For Messrs. Rouse, Henry, McCusker and Wholey, represents 12 months of Company-paid outplacement benefits in the event their employment is terminated by the Company without cause or by reason of their resignation for good reason pursuant to the terms of the EVP Severance Program.

(6)
Pursuant to the term of Mr. Walsh’s stock option grants, in the event that Mr. Walsh’s employment is terminated by the Company without cause, or Mr. Walsh resigns for good reason, in either case within six months prior to or twelve months following a “change in control”, all outstanding unvested stock options held by Mr. Walsh will immediately vest and become exercisable as of the date of such termination (or change in control, if later). Mr. Walsh had 1,111,111 outstanding unvested stock options as of December 31, 2020; however, the applicable per share exercise price of all of such options (of $13.82) was greater than the closing price of a share of our common stock as of December 31, 2020 (of $13.50).

Debra Ryan Separation
Ms. Ryan separated from the Company on July 24, 2020. In connection with her separation, she has received or is expected to receive the following pursuant to the EVP Severance Plan: (i) cash severance, which represents (A) 78 weeks’ of base pay, and (B) one and one-half times (1.5x) Ms. Ryan’s target STI award, payable in equal installments on the Company’s regular payroll over a period of 78 weeks, (ii) a pro-rated STI award for fiscal year 2020 (based on actual performance), (iii) continued Company-paid life insurance coverage for up to 18 months following termination, and (iv) 12 months of Company-paid outplacement benefits. Ms. Ryan also received a cash payment in exchange for her agreeing to the cancellation and surrender of her outstanding vested stock options at the time of her termination of employment (see the “All Other Compensation” column in the Summary Compensation Table above for more information about this payment).
Name & Event	Cash Severance ($)	STI Awards ($)	Benefits Continuation ($)	Outplacement ($)	Stock Option Cancellation – Surrender for Cash – Cash Payment ($)	Total ($)
Debra Ryan
Termination without Cause	896,808	149,532	1,139	7,250	896,335	1,951,064

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are providing stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers as described in Compensation Discussion and Analysis and the Compensation Tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy and practices, as discussed in this proxy statement. As discussed in those disclosures, our compensation programs are designed to align total executive compensation with Company performance while enabling us to attract, retain, and motivate executives who can achieve sustained long-term growth and strong financial performance for our stockholders. Our Compensation Committee continually reviews the compensation program for our named executive officers to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholder interests.
As an advisory vote, this proposal is not binding. However, our board of directors and nominating and corporate governance committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 4
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers. This non-binding advisory vote must be submitted to stockholders at least once every six years.
You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation of our named executive officers should be conducted every “1 YEAR,” “2 YEARS,” or “3 YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the meeting will be deemed to be the preferred frequency option of our stockholders.
After careful consideration, our board of directors recommends that future non-binding advisory votes on compensation of our named executive officers be held every one year. Our board of directors believes that holding a vote every year is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on a more informed and thoughtful manner based on a long-term analysis of our compensation program; and (ii) it would avoid placing too much emphasis on the results or actions of a single year and would instead allow our stockholders to make a more meaningful evaluation of our performance compared to our compensation practices.
Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.
As an advisory vote, this proposal is not binding. However, our board of directors and nominating and corporate governance committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS TO HOLD FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “1 YEAR”

ADDITIONAL INFORMATION
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Our second amended and restated bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Company’s Secretary.
To be timely for our 2022 annual meeting of stockholders, a stockholder’s notice of nomination or other proposal of business must be delivered to or mailed and received by our VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary at our principal executive offices not earlier than February 9, 2022 and not later than March 11, 2022. A stockholder’s notice to the VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our amended and restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2022 annual meeting of stockholders must be received by us not later than December 29, 2021 in order to be considered for inclusion in our proxy materials for that meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Thryv Holdings, Inc., that file electronically with the SEC. We also maintain a website at www.thryv.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.
ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare, Inc., or you are in possession of stock certificates): visit www.computershare.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, Inc., our transfer agent, by phone at 1-800-736-3001 or visit www.computershare.com with questions about electronic delivery.
“HOUSEHOLDING”—STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by calling Broadridge at (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write our VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary at 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas, 75261.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding, or our VP Corporate Counsel - Legal & Human Resources, Chief Compliance Officer and Secretary at the address or telephone number listed above.
OTHER MATTERS
Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

*THRYV HOLDINGS, INC.*
*2200 WEST AIRFIELD DRIVE*
*P.O. BOX 61980*
*DFW AIRPORT, TX 75261-9810*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/THRY2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51938-P55672 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**THRYV HOLDINGS, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. The election of Amer Akhtar, Bonnie Kintzer and Lauren Vaccarello as Class I directors to serve until 2024. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Amer Akhtar
02) Bonnie Kintzer
03) Lauren Vaccarello

**The Board of Directors recommends you vote FOR the following proposals:**

**The Board of Directors recommends you vote 1 Year on the following proposal:**

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. Advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers | ☐ | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

D51939-P55672

**THRYV HOLDINGS, INC.**
**Annual Meeting of Stockholders**
**June 9, 2021 10:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Joseph A. Walsh, Paul D. Rouse and Lesley Bolger, or each or all of them, as the true and lawful attorneys of the undersigned (the "Named Proxies") with full power of substitution, and authorizes the Named Proxies, and each of them, to vote as proxies for the undersigned at the annual meeting of stockholders of Thryv Holdings, Inc. (the "Company") to be held virtually on June 9, 2021, at 10:00 a.m. (Central Time) and at any or all adjournments thereof, all of the shares of capital stock of the Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters properly coming before the meeting or any adjournment. **If no contrary indication is made, the shares represented by this proxy will be voted as directed, or if no direction is given, shares will be voted identical to the Board of Directors' recommendation. If other matters come before the meeting, this proxy will be voted in the discretion of the Named Proxies.**

**Continued and to be signed on reverse side**